Exhibit 21.1

Subsidiaries of the Registrant

Name	Jurisdiction of Formation
CCG Canada Funding LP	Ontario
CCG Canada Funding II LP	Ontario
CCG Equipment Finance Limited	British Columbia
CCG Receivables III, LLC	Delaware
CCG Receivables IV, LLC	Delaware
CCG Receivables V, LLC	Delaware
CCG Receivables VI, LLC	Delaware
CCG Receivables VII, LLC	Delaware
CCGR Trust 2013-1 Term ABS	Delaware
CCGR Trust 2014-1 Term ABS	Delaware
Commercial Credit Group Inc.	Delaware
0991588*	British Columbia
1020973*	British Columbia

*	British Columbia Num. Corp.